6/6/2014

Carlos Serra
[***]
[***]

Dear Carlos:

It is a pleasure to extend this offer of employment to you for the position of Vice President of Sales & Merchandising at the Naked Brand Group, Inc (“Naked” or the “Company”). This is a full time position reporting to the Chief Executive Officer of Naked.

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You will receive an initial annual base salary of $175,000 (“Base Salary”). Your Base Salary will increase to $200,000 after 1 year of employment, subject to approval of the Company’s Board of Directors.

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You will be eligible to receive an annual bonus based mutually agreed net sales targets (“Sales”) for the Company. The Company’s CEO and board of directors, with input from you, will establish “low” “moderate” and “high” Sales thresholds for each fiscal year of your employment. Your bonus will equal to 15% of your Base Salary if Naked’s Sales equal or exceed the “low” target; 25% of your Base Salary if Naked’s Sales equal of exceed the “moderate” target; and 35% of your Base Salary if Naked’s Sales equal or exceed the “high” target. For the fiscal year 2015 (period through January 2015), your bonus will be pro-rated for the period of time you are employed by the company.

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You will be granted options purchase up to 3,700,000 shares of common stock at a strike price equal to $0.128. 1,850,000 of the options will vest at the rate of 33.3% per year starting one (1) year after your employment commencement date such that they will be fully vested at the end of three (3) years of employment. 1,850,000 of the options will vest upon the Company’s achievement of average monthly Sales run rate targets (“Sales Milestones”) achieved during the period running from 18 months to 30 months from the date of your employment (“Milestone Options”). Such Milestone Option shall vest in three equal portions based on the achievement of “low”, “moderate” and “high” Sales Milestones targets as mutually agreed by you, the CEO and the Board of Directors of the Company. In the event of a change of control (as defined in the option plan), your options will accelerate and become fully vested. In the event you are terminated without Cause, your options will accelerate and become fully vested (provided that your rights to exercise will be in accordance with the option plan)

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You will be enrolled in the Company’s benefit’s programs as and when you meet the eligibility requirements (which is anticipated to be no more than two (2) weeks following start of employment), subject to the plans’ terms as amended from time to time.

•	Vacation equal to 3 weeks a year, with the understanding that you will not take more than 2 weeks vacation in any 6 month period without the written permission of the CEO.
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Severance pay equal to two months (2) base salary in the event Naked Inc. should terminate your employment during your first twelve (12) months of employment for any reason other than cause or voluntary resignation. This severance amount shall increase to four (4) months base salary on your one (1) year anniversary and six (6) months base pay on your two (2) year anniversary.

•	Confidentiality, Intellectual Property, Rights Assignment, and Non-Solicitation: You will sign company forms covering this provision in conjunction with the start of your employment.
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Immigration Status: You must provide a copy of Form INS 1-9 along with proper identification, documenting that you are authorized to work in the United States within 3 business days from DATE. Your employment is contingent upon your ability to document that you are authorized to work in the United States. Your employment (or continued employment) may be contingent upon a satisfactory background/reference check. Naked will provide separate documents to you for your review and signature in connection with the background/reference check. Before Naked conducts a background check, the Company will provide you with the required information and documents for authorization.

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Employment at Will: At all times during your employment, you will be an employee “at-will.” This means that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without cause or notice. Please be advised that the at-will status of your employment may not be modified except by a written agreement between you and a duly authorized officer of Naked and signed by both you and a duly authorized officer of Naked. Also, please note in particular that nothing in this letter changes your status as an at-will employee of the Company or guarantees your employment for any length of time.

By your signature below, you acknowledge that there have been no other representations or arrangements regarding your employment other than those set forth in this offer letter, and the terms of this offer letter may not be modified, altered, or changed except upon the express written consent of both you and the CEO of the Company.

Carlos, I want to welcome you to Naked and invite you to sign below, indicating your acceptance of this position. Naked expects to grow significantly over the next several years. We fully expect that the successful application of your skills will contribute greatly to that growth. If you have any questions please do not hesitate to contact me.

Please return one copy of the letter to my attention at the address below keeping another for your records.

Naked Brand Group, Inc.
2-34346 Manufactures Way
Abbotsford, BC
V2S 7Ml

Very Truly Yours,

/s/ Joel Primus
Joel Primus
President & Chief Executive Officer, Naked Brand Group, Inc.

Accepted by /s/ Carlos J. Serra
                              Carlos Serra

Date 6 Jun 2014

Anticipated Start Date: Your employment will commence effective June 6, 2014 however you will become an officer with the title Vice President of Sales and Merchandising June 23rd.